EXHIBIT 99.1

Enochian BioSciences’ CEO Letter to Shareholders

Turning the Page; A Promising Future

Los Angeles, April 3, 2023 (GLOBE NEWSWIRE) –(NASDAQ: ENOB)--

-	Accelerated Pre-Investigational New Drug (Pre-IND) submission to the US Food and Drug Administration (FDA) for potential cancer product due to additional promising results from studies in a commonly used mouse model

-	Dr. Anahid Jewett, a leading cancer researcher from the University of California, Los Angeles (UCLA) presented key results at the 8th Annual Innate Killer Summit last week (Link to presentation Excerpt)

-	Pre-IND submission expanded to include a phase 1/2a safety and tolerability clinical study proposal for all solid tumors to be narrowed to 3-4 most promising indications during a later stage trial

-	IND submission targeted for early 2024

-	Cancer platform and product design, for many solid tumors, could also have application to other pipelines, including infectious diseases, such as HIV

-	Dr Saheed Sadeghi, Clinical Director for the UCLA Santa Monica Hematology-Oncology Community Practice Group joined the development team as a consultant to help prepare for clinical activities

-	Private Placement of restricted stock has secured approximately $2.5 million

-	Plans in place and eligible to apply for non-dilutive capital of up to $27 million for IND-enabling studies through clinical trials

Dr. Anahid Jewett, Professor at the University of California, Los Angeles (UCLA) and a renowned cancer researcher in the field of immunotherapy said, “I have been working in this field for three decades and designed the mouse model that we have used in my laboratory to study the Company’s potential cancer therapies. The results are some of the most impressive I have seen. The fact that we saw very similar highly statistically significant results across two independently conducted studies is particularly encouraging, indicating reproducibility of the findings. I look forward to continuing our work together towards clinical trials, and potentially offering hope to many who are suffering with diseases with few good treatment options.”

“I am delighted to be the Senior Scientific Advisor for Enochian BioSciences,” said Dr. Richard Whitley, Distinguished Professor of Pediatrics, Professor of Microbiology, Medicine and Neurosurgery and Loeb Eminent Scholar Chair in Pediatrics of the University of Alabama. “I have been very impressed by the Company’s resilience and the potential human impact of the recent data from the cancer pipeline with a potential product that could have relevance for other pipelines in HIV, and perhaps other chronic infectious diseases. I very much look forward to working with the Company as they advance the translation of their platform to potential life-saving interventions for cancer and infectious diseases.”

Dear Shareholders:

On behalf of the Board, Management, and scientific team, I would like to thank two distinguished leaders in their fields, Professors Anahid Jewett, Ph.D. and Richard Whitley, MD, for their steadfast support and belief in the promising future of the Company. In addition, we offer deep thanks to Dr. Jewett and her colleagues at UCLA for performing the pivotal proof-of-concept studies that have allowed us to accelerate our timeline to submit a Pre-Investigational New Drug (Pre-IND) application to the US FDA.

I would also like to thank and welcome Dr. Sadeghi to the team. He brings deep experience and expertise as a consultant as we prepare for the IND submission, and we hope, clinical trials in early 2024.

I am pleased to be able to provide shareholders with a summary of recent advances and what we believe is a promising future for the Company.

Proof-of-Concept Confirmed for Novel Cell-Gene-Immunotherapy for Pancreatic Cancer and, Potentially, Other Solid Tumors

Several key, independent studies performed by Dr. Anahid Jewett have shown remarkably promising results, demonstrating proof-of-concept. In two separate studies in humanized mice implanted with pancreatic cancer, the volume of the tumors was reduced by an average of 77 to 87 percent following only two injections of the product. The tumor weight was also highly statistically significantly reduced. There was also a statistically significant increase in key immunologic markers in mice potentially validating the hypothesized mechanism of action via a strong activation of the immune response by the potential product. Of note, the mice were evaluated only 3-4 weeks after treatment – it is possible the effect would have been even greater if the study were conducted for a longer time. As noted above, Dr. Jewett presented the key results as part of an invited plenary lecture at a scientific conference last week ( Link to Press Release and Link to Presentation Excerpt).

Accelerated Timeline for Pre-IND Submission, Toward Several Solid Tumors

Because of the strength of the data, we are accelerating the timeline for a Pre-IND submission to the US FDA, which is imminent.

Because the mechanism of action could be effective against other solid tumors, the clinical study design component of the Pre-IND submission will propose the inclusion of all solid tumors during the initial safety and tolerability component and based on preliminary anti-cancer performance, narrowed to a few solid tumor candidates such as pancreatic, triple-negative breast cancers, head and neck, and mesothelioma.

Each of those cancers have relatively few treatment options with poor life-expectancy. For example, the 5-year survival rate for pancreatic cancer is only 10 percent.

We are targeting submission of the IND application for early 2024 towards potentially starting clinical trials soon after that.

Basic Platform and Product Design Leveraged for Other Pipelines Such as Infectious Diseases, Including HIV

The second proof-of-concept study was performed with what we believe will be the key product design components that we intend to advance towards clinical studies. Important features of that design provide the backbone of our overall approach to use cells from other persons, with or without gene-modification, to renew and stimulate a stronger immune response than the patient could without treatment.

We have a similar approach to HIV which could apply to other chronic infectious disease conditions. Therefore, we can potentially leverage the design, development, production, and regulatory processes of the oncology platform for HIV pipelines, and, perhaps, for additional infectious diseases.

Private Placement and Non-Dilutive Opportunities

As of March 31, 2023, we raised approximately $2.5 million of additional funds through a private placement of restricted shares. The Chair of the Board, René Sindlev, led the round with $1 million, demonstrating his confidence in the Company.

We have identified a total of up to $27 million from three non-dilutive grant opportunities covering IND-enabling (Pre-IND to IND) and clinical (post IND) costs. There is, of course, no guarantee of being awarded any of the grants. But we believe the strength of the data puts the Company in a strong position.

Conclusion: Turning the Page for a Promising Future While Working to Maximize Shareholder Value

Despite significant challenges that would have derailed many companies, our strategic plan to focus on our most promising platform has allowed us to significantly de-risk our cancer immune oncology program and be in a strong position now. We have made substantial scientific and product development advances over the past 10 months. This was accomplished while substantially reducing operating costs – including, at my request, a decrease in my compensation as CEO - towards maximizing shareholder value.

The progress with a platform that has key attributes that could potentially be leveraged for products to treat solid tumors, HIV and, perhaps, other infectious diseases is particularly encouraging. Such an approach could open possibilities to partner, sell or sub-license individual pipelines towards further potential maximization of shareholder value. Indeed, as previously announced, we have already sub-licensed a novel aspect of one of our HIV pipelines to potentially enhance the effectiveness of a CAR-T therapy already in clinical trials.

Recent fundraising through a private placement of approximately $2.5 million and the identification of potential non-dilutive grant opportunities totaling up to $27 million are encouraging and, yet again, offer the possibility to maximize shareholder value.

Thank you for taking the time to read this update. We look forward to your continued support as we work towards life-saving scientific advances and a promising new future for the Company.

The Hon. Mark Dybul, MD
Chief Executive Officer, Enochian BioSciences Inc.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties, including but not limited to the success or efficacy of our pipeline. All statements other than historical facts are forward-looking statements, which can be identified by the use of forward-looking terminology such as “believes,” “plans,” “expects,” “aims,” “intends,” “potential,” or similar expressions. Actual events or results may differ materially from those projected in any of such statements due to various uncertainties, including as set forth in Enochian BioSciences’ most recent Annual Report on Form 10-K filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and Enochian BioSciences Inc. undertakes no obligation to revise or update this shareholder letter to reflect events or circumstances after the date hereof.

Contact: ir@enochianbio.com

Source: Enochian Biosciences Inc.